Exhibit 10.7

MEMORANDUM OF AGREEMENT	Norwegian shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships Adopted by the Baltic and International Maritime Council (BIMCO) in 1956.

Code Name
Date 2nd September, 2005
SALEFORM 1993

Revised 1966, 1983 and 1986/87.

BRIGHTBOAT SHIPPING CO., LTD, of Limassol, Cyprus
hereinafter called the Sellers have agreed to sell and
KIRMAR SHIPCO LLC, of the Marshall Islands
hereinafter called the Buyers, have agreed to buy

Name: m.v. “THALASSINI DOXA”

Classification Society/Class: Det norske Veritas + 1A1 Bulk Carrier ESP ES (S) HC-EA EO LCS-S1 IB(+) NAUTICUS

Built’ 10/2001 By China Shipbuilding Corporation, Kaohsiung

Flag Cyprus Place of Registration Limassol

Call Sign P3AV9 Grt/Nr: 85,957/54,682

IMO Number. 9212113

hereinafter called the Vessel on the following terms and conditions

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” on “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4

1. Purchase Price

US$ 68,400,000 (Sixty Eight Million Four Hundred Thousand Dollars United States Currency) cash.

2. Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 (three)        banking days from the date of this Agreement has been signed on facsimile by both parties, which shall be within 3 (three) working days of the date hereof. This deposit shall be placed with The Royal Bank of Scotland plc, Shipping Business Centre, 5/10 Great Tower Street, London EC3, Swift Code: RBOSGB2L and held by them in a joint interest bearing account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the sale deposit and for the opening and closing of the account shall be borne equally by the Sellers and the Buyers.

3. Payment

The said Purchase Price (10% , ten per cent – deposit, 90% — ninety per cent – balance together with the estimated amount for bunkers and lubricating oils payable under Clause 7 herein based on the Sellers’/Buyers’ Representative’s agreed quantities and any other money payable by the Buyers to the Sellers) shall be remitted by the Buyers and paid in full free of bank charges to the Sellers’ nominated account with The Royal Bank of Scotland plc, Shipping Business Centre, 5/10 Great

Tower, London EC3, Swift Code: RBOSGB2L.
on delivery of the Vessel, but not later than 2 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5 See also Clause 8.

4	Inspections

a)	The Buyers have inspected the Vessel at Ijmuiden/Netherlands between about 7th/10th June, 2005 and have accepted the Vessel following this inspection and therefore this the sale is outright and definite subject only to the terms and conditions of this Agreement However the Buyers have the right to inspect the Vessel’s classification records but this inspection does not constitute a subject to this sale nor prejudice the outright nature hereof.

5	Notices, time and place of delivery

a)	The Sellers shall keep the Buyers fully informed of the Vessel’s programme and shall provide the Buyers with 30, 21, 14, 10, 7, and 3 days notice of the expected date of readiness for delivery.
When the Vessel is at the place of delivery and in every respect physically ready for delivery following drivers’ inspection (See Clause 17 herein) in accordance with this Agreement the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)	The Vessel shall be delivered and taken over upon completion of the Vessel’s next laden voyage after Rotterdam (the Vessel is due to arrive at Richards Bay on/about 4th September, 2005 to load for Rotterdam) charter free safely afloat at a safe and accessible berth or anchorage at one major safe port always in the Sellers’ option within the range United Kingdom/Continent, Spanish Mediterranean, French Mediterranean, Italy and Greece.

Expected time of delivery between 20th September, 2005 and 30th November, 2005 in the Sellers’ option. However it is furthermore agreed that from 21st October, 2005 until 31st October, 2005 (both dates inclusive) all of the Vessel’s daily earnings above US$ 6,000 (six Thousand Dollars United States Currency) shall be split 50/50 between the Buyers and the Sellers. Thereafter between 1st November, 2005 and 15th November, (both dates inclusive) the profit split shall be two thirds/one third in the Buyers’ favour and from 16th November, 2005 until the Vessel’s redelivery form charter 100% (one hundred per cent) of the Vessel’s daily earnings above US$ 6,000 (Six Thousand Dollars United States Currency) which shall be for the Buyers.

Date of cancelling (see Clauses 5 c), 6 b) (ii) and 14. 30th November, 2005 in the Buyers’ option. However in the event that the Vessel should have to be drydocked in accordance with the provisions of Clause 17 herein then the aforementioned cancelling date shall be extended by the additional time required for the drydocking and any extra steaming.

c)

In the event it is likely that the Vessel will not be able to deliver within the agreed cancelling date then the Sellers shall inform the Buyers (in writing) to this effect whereupon the Buyers will be obliged to inform the Sellers within 3 (three) banking days of receipt of such notification whether they wish to extend the cancelling date or cancel this Agreement. In the event of an extension then the new cancelling date shall be mutually agreed between both Buyers and Sellers. In the event of cancellation then the deposit along with accrued interest shall be returned to the Buyers.

If this Agreement is maintained with the a new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)	Should the Vessel become an actual constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6	Divers inspection See Clause 17 herein.

a)**	[Deleted]

b)**	[Deleted]

7	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board, and on shore and on order. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment as well as GMDSS equipment, computers and printers shall be included in the sale without extra payment. All stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc. exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the sop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

- Specific Company software
- All Icons
- Unitor Equipment
- Training Videos
- Family Portraits
- ISM Manuals
- Videocassettes

The Buyers shall take over the remaining bunkers and unbroached and unused main engine and generator lubricating oils which have not passed through the Vessel’s system, and pay the Sellers’ last purchased prices less any discounts as evidenced by copies of the relevant vouchers and discount agreement. The Buyers shall pay extra for the remaining bunkers at the Sellers’ last purchased prices (excluding barging and delivery costs) as evidenced by copies of the relevant vouchers. Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8 Documentation

The place of closing: London/Piraeus at the offices of the Sellers’ nominated bank as specified in lines 20 and 26 herein. In exchange for payment of the Purchase Price along with any other payments called for in accordance with this Agreement the Sellers shall furnish the Buyers with Bill(s) of Sale and other normal delivery documentation as required by the Buyers for registration and legal/valid transfer of the Vessel’s tide to the Buyers, a list of which shall be agreed with the Buyers and incorporated in are Addendum to this Agreement.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all existing manual/instruction books/plans, main engine and generators’ previous overhaul reports etc, which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9. Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10. Taxes, etc.
Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the sellers’ account.

11. Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over in the same condition as she was at the time of inspection, normal wear and tear excepted

However, the Vessel shall be delivered with her present class fully maintained free of notations and free of average damage affecting the Vessel’s class, and with all her classification certificates and national/international trading certificates according to the vessel’s present flag, clean, valid and unextended for a minimum period of 3 (three) months at the time of delivery. All continuous surveys/survey cycles to be up to date and valid. The Vessel shall be delivered in full accordance with the latest IMO, MARPOL, SOLAS regulations, applicable for foreign flagvessels of this age. “Inspection” in this Clause 11’, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12. Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and after funnel markings.

13 Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest. Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14. Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given the Buyers shall retain their option to cancel. In the event that the Buyer elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately. Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15. Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense. These representatives are on board for the purpose of familiarisation of the Vessel’s operational characteristics and in the capacity of observers only, and they shall not interfere in any respect with the operation/manning of the Vessel The Buyers or Buyers’ representatives shall sign the Sellers’ standard letter of indemnity prior to their embarkation.

16. Arbitration

a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days. [ILLEGIBLE] which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

b)*	[Deleted]

Clause 17

No drydocking prior to delivery. However, the buyers have the right to arrange at their risk and expense an inspection of the vessel’s underwater parts utilizing video camera by diver approved by the Vessel’s class with the Class surveyor and Buyers’/Sellers’ representatives in attendance.

The Vessel is to be made available to be inspected by divers in clear and suitable waters as required by the Class surveyor at the Sellers’ expense.

The Notice of Readiness for Delivery as referred to in clauses 3 and 5 herein shall be submitted to the Buyers after divers inspection is completed and the Vessel is in all respects ready for delivery.

Should such divers inspection reveal any damage or structural defect to the Vessel’s under wider parts which would impose a recommendation against the Vessel’s present class, then:

In the event that Class imposes a recommendation that would require the Vessel to be drydocked, then the Sellers shall arrange at their expense for Vessel to be drydocked and they shall repair the identified damage together with any other serious damage found which was not identified by diver, and for which class would impose a recommendation, and such damage(s) shall be repaired by the Sellers to Class satisfaction to obtain a clean certificate of Class for the identified damages only prior to delivery of the Vessel to the Buyers. The present Class shall at all times be the sole arbitrator as to whether underwater damage, if any, imposes a recommendation of Class.

Whilst the Vessel is in drydock the Buyers shall have the right to attend the Vessel and to clean, paint and carry out other minor works whilst the Vessel is in drydock at the Buyers’ risk and expense provided such work does not interfere with the sellers’ work and that such Buyers’ work shall liaised with the Sellers’ attending superintendents.

In the event that the Buyers’ works are not completed prior to the time the Sellers have completed their work, then the sellers have the right to tender Notice of Readiness whilst the vessel is still in drydock provided, of course, the Vessel is in all respects ready for delivery in accordance with the terms of this Agreement.

Should the Buyers’ work still not be completed and the Vessel is unable to leave drydock because of this work within three (3) banking days after the Sellers have tendered a Notice of Readiness the buyers shall take delivery of the Vessel in drydock and pay for the Vessel even though the Vessel remains in drydock. The cost for docking and undocking shall be for the Sellers’ account but the cost for any extra time spent in the drydock after the Notice of Readiness has been tendered by Sellers (and the three(3) subsequent banking days have lapsed), shall be for the Buyers’ account.

If any damage is found which results in a Class recommendation for which repair is not immediately required and may be deferred to the next scheduled drydocking or special survey, the Sellers shall have the option to settle the cost of repairing such damage based on the average of two quotes received from two reputable independent repair yards near to the delivery port - one chosen by the Buyers and one chosen by the Sellers. However it is always understood that the sellers will only bear the direct repair cost always excluding any docking and/or service charges.

Clause 18.

The Sellers hereby confirm that the Vessel is eligible to trade to Arab countries.

Clause 19

All details of negotiations and of this sale shall be kept Strictly Private and Confidential

Clause 20

The Buyers have already lifted their Board Approval to the purchase of this Vessel however this sale remain subject to the Charterers’ Approval of transfer the Time Charter of MV “THALASSINI AVRA” under that Vessel’s Memorandum of Agreement dated 30th August, 2005. In the event that such Characters’ approval is not obtained within Friday, 8th September, 2005 and failing Buyers’ ability to offer a suitable alternative remedy which is acceptable to the Sellers, then the deposit, if lodged, together with interest earned, if any, shall be immediately released to the Buyers and this Agreement shall become null and void.

For the Sellers:	For the Buyers:
BRIGHTBOAT SHIPPING CO., LTD.	KIRMAR SHIPCO LLC

/s/ Andonis T. N. Lemos Andonis T. N. Lemos	/s/ Stamatis Molaris Stamatis Molaris
Attorney-in-Fact	Attorney in Fact
This Document is a computer generated copy of “SALEFORM 1993” printed by authority of the Norwegian Shipbrokers Association using software which is the copyright of strategic software Ltd. Any insertion of deletion to the form must be clearly visible in the event of any modification made to the preprinted text of this document the original document shall apply. The Norwegian Shipbrokers Association and strategic Software Ltd. assume no responsibility for my loss or damage caused as a result of discrepancies between the original approved document and this document.